GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2009 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (August 3, 2009) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter of 2009.  Greenlight Re reported net income of $92.2 million for the second quarter of 2009 compared to net income of $33.5 million for the same period in 2008.  The net income per share on a fully diluted basis was $2.51 for the second quarter of 2009, compared to net income per share of $0.91 for the same period in 2008.

Fully diluted book value per share was $16.73 as of June 30, 2009, a 4.3% decrease from $17.49 per share as of June 30, 2008.

For the six months ended June 30, 2009, net income was $120.0 million compared to $28.8 million for the same period in 2008.  On a fully diluted basis, net income per share was $3.29 for the six months ended June 30, 2009 compared to $0.78 for the same period in 2008.

“In the second quarter of 2009 our underwriting portfolio continued its profitable growth while our investment portfolio posted a good return in light of our conservative portfolio positioning,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “While the insurance market has not hardened as quickly as we had hoped, our team continues to identify and select attractive underwriting opportunities while retaining our existing portfolio.  We expect continued uncertainty in the economy, and believe we are uniquely positioned to take advantage of opportunities and dislocations in the market.”

Greenlight Re’s financial and operating highlights for the second quarter and six months ended June 30, 2009 include the following:

•
Gross written premiums in the second quarter of 2009 were $70.0 million compared to $25.4 million in the second quarter of 2008, while net earned premiums were $49.3 million compared to $24.7 million, respectively.  For the first six months of 2009, gross premiums written were $141.9 million compared to $96.1 million for the first six months of 2008, while net earned premiums were $95.5 million compared to $52.2 million, respectively.

•	The combined ratio for the six months ended June 30, 2009 was 96.7% compared to 92.5% for the six months ended June 30, 2008.

•
Net investment income in the second quarter was $88.3 million, a return of 13.9% on our investment portfolio. This compares to $31.0 million in the second quarter of 2008, when we reported a 4.5% return on our investment portfolio. For the first six months of 2009, net investment income was $116.0 million compared to $25.3 million during the comparable period in 2008.

“We continued to successfully build our underwriting portfolio and leverage our strategic partnerships while also benefiting from the reversal of the catastrophe loss we booked in the first quarter of 2009.  Our growing team of reinsurance professionals continue to find new and differentiated ways to penetrate the market to find what we believe will be profitable opportunities,” said Len Goldberg, Chief Executive Officer of Greenlight Re.  “While our investment portfolio has been conservatively positioned given the potential volatility in the markets, we were able to demonstrate significant outperformance in the second quarter of 2009.  Our second quarter results underline our strategy to earn strong risk-adjusted returns on both sides of the balance sheet in order to drive long-term growth in book value per share.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the second quarter of 2009 on Tuesday, August 4, 2009 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2009 Earnings Call.
To participate, please dial in to the conference call at:

U.S. toll free                                                      1-800-860-2442
International                                                      1-412-858-4600

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=127399

A telephone replay of the call will be available from 11:00 a.m. Eastern time on August 4, 2009 until 9:00 a.m. Eastern time on August 19, 2009.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 432752. An audio file of the call will also be available on the Company’s website.

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Regulation G
Fully diluted book value per share is a non-GAAP measure and represents basic book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  We believe that long term growth in fully diluted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented investment strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2009 (unaudited)	December 31, 2008
Assets
Investments in securities
Debt instruments, trading, at fair value	$134,347	$70,214
Equity securities, trading, at fair value	401,139	409,329
Other investments, at fair value	60,144	14,423
Total investments in securities	595,630	493,966
Cash and cash equivalents	133,472	94,144
Restricted cash and cash equivalents	387,172	248,330
Financial contracts receivable, at fair value	19,156	21,419
Reinsurance balances receivable	105,727	59,573
Loss and loss adjustment expense recoverables	6,880	11,662
Deferred acquisition costs, net	34,117	17,629
Unearned premiums ceded	9,813	7,367
Notes receivable	16,952	1,769
Other assets	3,797	2,146
Total assets	$1,312,716	$958,005
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$369,293	$234,301
Financial contracts payable, at fair value	12,966	17,140
Loss and loss adjustment expense reserves	115,534	81,425
Unearned premium reserves	129,920	88,926
Reinsurance balances payable	45,097	34,963
Funds withheld	2,936	3,581
Other liabilities	9,726	6,229
Performance compensation payable to related party	12,698	—
Total liabilities	698,170	466,565
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,021,393 (2008: 29,781,736); Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2008: 6,254,949))	3,628	3,604
Additional paid-in capital	479,311	477,571
Non-controlling interest in joint venture	7,395	6,058
Retained earnings	124,212	4,207
Total shareholders’ equity	614,546	491,440
Total liabilities and shareholders’ equity	$1,312,716	$958,005

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three and six months ended June 30, 2009 and 2008
 (expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
Gross premiums written	$70,047	$25,360	$141,918	$96,126
Gross premiums ceded	(6,611)	(5,615)	(7,831)	(14,887)
Net premiums written	63,436	19,745	134,087	81,239
Change in net unearned premium reserves	(14,089)	4,937	(38,547)	(29,065)
Net premiums earned	49,347	24,682	95,540	52,174
Net investment income	88,323	31,025	116,040	25,263
Other income (expense)	(70)	—	2,054	—
Total revenues	137,600	55,707	213,634	77,437
Expenses
Loss and loss adjustment expenses incurred, net	23,547	9,337	53,743	21,461
Acquisition costs, net	15,578	9,228	28,823	19,157
General and administrative expenses	5,330	3,210	9,708	7,670
Total expenses	44,455	21,775	92,274	48,288
Net income before non-controlling interest and corporate income tax expense	93,145	33,932	121,360	29,149
Non-controlling interest in income of joint venture	(1,006)	(394)	(1,337)	(361)
Net income before corporate income tax expense	92,139	33,538	120,023	28,788
Corporate income tax benefit (expense)	57	—	(18)	—
Net income	$92,196	$33,538	$120,005	$28,788
Earnings per share
Basic	$2.54	$0.93	$3.32	$0.80
Diluted	$2.51	$0.91	$3.29	$0.78
Weighted average number of ordinary shares used in the determination of
Basic	36,252,925	36,249,979	36,160,160	36,181,761
Diluted	36,689,711	36,841,029	36,503,890	36,771,949

Due to the opportunistic and customized nature of our underwriting operations, we expect to report different loss and expense ratios in both our frequency and severity businesses from period to period. The following table provides the ratios for the six months ended June 30, 2009 and 2008:

	Six months ended June 30, 2009			Six months ended June 30, 2008
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	58.2%	50.8%	56.3%	42.3%	39.0%	41.1%
Acquisition cost ratio	39.4%	4.7%	30.2%	49.7%	13.9%	36.7%
Composite ratio	97.6%	55.5%	86.5%	92.0%	52.9%	77.8%
Internal expense ratio			10.2%			14.7%
Combined ratio			96.7%			92.5%